Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-16115, No. 333-16117, No. 333-16121, No. 333-44000, No. 333-76631, No.
333-93227, and No. 333-68054 on Form S-8 and in Registration Statements No. 333-85313, No. 333-58202, and No. 333-75146 on Form S-3 of our report dated
March 31, 2005, relating to the financial statements of InteliData Technologies Corporation (such report expresses an unqualified opinion and includes an uncertainty paragraph raising substantial doubt about the Company's ability to continue as a going concern and an explanatory paragraph relating to the restatement described in Note 2(n)) appearing in this Annual Report on Form 10-K for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

McLean, Virginia
March 31, 2005